Exhibit 23.6

February 26, 2008

Koninklijke Philips Electronics N.V.

Breitner Center

Amstelplein 2

1096 BC Amsterdam

The Netherlands.

Ladies and Gentlemen:

I hereby consent (a) to the references to ARPC in Item 5 under the heading “Critical Accounting Policies” and in note 27 to the consolidated financial statements in the Annual Report on Form 20-F for the year ended December 31, 2007 (the “Form 20-F”) of Koninklijke Philips Electronics N.V. (the “Company”), which is to be incorporated by reference into the registration statement on Form F-3 relating to the Company’s debt securities (the “Form F-3”), (b) to the filing of this consent as an exhibit to the Form F-3 and (c) to the reference to ARPC under the heading “Experts” in the prospectus therein and in any prospectus supplement thereto.

Very truly yours,

/S/ B. Thomas Florence
B. Thomas Florence
President, ARPC